                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant / /
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                           Westbridge Capital Corp
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     (5) Total fee paid:

- - --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- - --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- - --------------------------------------------------------------------------------
     (3) Filing Party:

- - --------------------------------------------------------------------------------
     (4) Date Filed:

- - --------------------------------------------------------------------------------

                            WESTBRIDGE CAPITAL CORP.

                                777 Main Street
                            Fort Worth, Texas 76102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   to be held
                            Thursday, June 22, 1995

To the Holders of Common Stock of Westbridge Capital Corp.:

         The Annual Meeting of Stockholders of Westbridge Capital Corp. (the "Company") will be held on Thursday, June 22, 1995 at 10:00 A.M., Fort Worth time, at the Radisson Plaza Hotel, 815 Main Street, Fort Worth, Texas, for the following purposes:

                 (1) To elect three directors of the Company, each to serve for a term of three years.

                 (2) To ratify the selection by the Board of Directors of Price Waterhouse LLP as independent accountants.

                 (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only holders of Common Stock of record at the close of business on April 24, 1995 are entitled to notice of and to vote at the meeting. A list of such stockholders may be examined at the offices of the Company during regular business hours for ten full days prior to the meeting as well as at the meeting.

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. YOU HAVE THE POWER TO REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS VOTED, AND THE GIVING OF ANY SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

                                          By Order of the Board of Directors,


                                            /s/  Martin E. Kantor
                                          -------------------------

                                          Martin E. Kantor
                                          Chairman of the Board
                                          and Chief Executive Officer

                                          Fort Worth, Texas
                                          April 25, 1995

                            WESTBRIDGE CAPITAL CORP.

                              GENERAL INFORMATION

         This Proxy Statement is being furnished to the stockholders of Westbridge Capital Corp., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 22, 1995 at 10:00 A.M., Fort Worth time, at the Radisson Plaza Hotel, 815 Main Street, Fort Worth, Texas, or any postponements or adjournments thereof (the "Meeting"). The mailing address of the Company is 777 Main Street, Fort Worth, Texas 76102 and its telephone number is (817) 878-3300.

         At the Meeting, the stockholders of the Company will be asked (i) to elect three directors of the Company, each to serve for a term of three years and (ii) to ratify the selection by the Board of Price Waterhouse LLP to serve as the Company's independent accountants for 1995.

         This Proxy Statement and the enclosed form of proxy are expected to be mailed on or about April 27, 1995. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse its transfer agent, Liberty National Bank and Trust Company of Oklahoma City, National Association, for the reasonable expenses incurred by it in mailing the material for the solicitation of proxies to stockholders of record, and will reimburse nominees for the reasonable expenses incurred by them in mailing the material for the solicitation of proxies to each of their customers who are the beneficial holders of the Company's common stock registered in the names of such nominees. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, facsimile, or in person. Proxies in the form enclosed, properly executed by stockholders and returned to the Company and not revoked, will be voted at the Meeting. The proxy may be revoked at any time before it is exercised by giving notice of revocation to the Secretary of the Company, by executing a later-dated proxy or by attending and voting in person at the Meeting.

                         VOTING, RECORD DATE AND QUORUM

         Proxies will be voted as specified or, if no direction is indicated on a proxy, it will be voted "FOR" the election of the three nominees named under the caption "Election of Directors"; and "FOR" the ratification of the selection of Price Waterhouse LLP as independent accountants for 1995. As to any other matter or business which may be brought before the Meeting, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons voting the same, but the Board does not know of any such other matter or business.

         The close of business on April 24, 1995 has been fixed as the record date for the determination of stockholders entitled to vote at the Meeting the 5,949,758 shares of Common Stock that were outstanding as of that date. Each stock-holder will be entitled to cast one vote, in person or by proxy, for each share of Common Stock held. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting (not including abstentions and broker non-votes) is required for the election of directors. The Board recommends the election of the three nominees named under "Election of Directors" and the ratification of the selection of Price Waterhouse LLP as independent accountants.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of April 24, 1995, the name and address of each person known by the Company to own beneficially, directly or indirectly, more than five percent of the outstanding shares of Common Stock (its only class of voting securities):

                                                           Number
Name and Address                                         of Shares  Percent
- - ----------------                                         ---------  -------
Martin E. Kantor (1)...................................   749,914    12.60
777 Main Street
Fort Worth, Texas  76102

George M. Garfunkel (2)................................   426,960     7.17
111 Great Neck Road, Suite 503
Great Neck, New York  11021

President & Fellows of Harvard College (3).............   594,530     9.08
c/o Harvard Management Company, Inc.
600 Atlantic Avenue
Boston, MA  02210-2203

The Baupost Group, Inc. (3)............................   356,718     5.66
44 Brattle Street
2nd Floor
Cambridge, MA  02138

Merrill Lynch Asset Management (4).....................   416,171     6.54
P.O. Box 9011
Princeton, NJ  08543

- - --------------
(1) Based upon information supplied by Mr. Kantor. Mr. Kantor has sole voting and dispositive power as to the shares indicated above. Does not include 412,800 shares (6.94%) held in trusts established by Mr. Kantor for the benefit of his children and grandchildren over which he has no voting or investment power and as to which Mr. Kantor disclaims beneficial ownership.

(2) Based upon information supplied by Mr. Garfunkel. Includes 412,800 shares beneficially owned by Mr. Garfunkel as trustee under various trusts established by Mr. Kantor and referred to in Note (1) above, over which Mr. Garfunkel has sole voting and investment power.

(3) In each case represents the number of shares of Common Stock into which shares of the Company's Series A Cumulative Convertible Exchangeable Redeemable Preferred Stock ("Series A Preferred Stock") beneficially owned by such person is convertible. Each share of Series A Preferred Stock, which generally does not vote with the Common Stock in the election of directors or on other matters, is convertible into 118.906 shares of Common Stock.

(4) In each case represents the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock which are beneficially owned by such person as investment manager for one or more holders of Series A Preferred Stock. Each share of Series A Preferred Stock, which generally does not vote with the Common Stock in the election of directors or on other matters, is convertible into
         118.906 shares of Common Stock.


                             ELECTION OF DIRECTORS

         The Company's Restated Certificate of Incorporation and By-Laws provide that the members of the Board shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Company's Board is currently set by the Board pursuant to the Company's By-Laws at eight. Of this number, three members of the Board have terms expiring, and are nominees for election, at the 1995 Annual Meeting of Stockholders, three members of the Board have terms expiring at the 1996 Annual Meeting of Stockholders, and two members of the Board have terms expiring at the 1997 Annual Meeting of Stockholders.

         If the enclosed proxy card is duly executed and received in time for the Meeting, and if no contrary specification is made as provided therein, it will be voted in favor of the election as directors of the three nominees named below. Should any nominee for director become unable or unwilling to accept election, proxies will be voted for a nominee selected by the Board, or the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board, such nominees intend to serve the entire term for which election is sought. Any vacancy occurring during the term of office of any director may be filled by the remaining directors for the balance of such unexpired term. All the nominees for directors are presently directors of the Company.

Nominees for Three-Year Terms Expiring in 1998

         MARTIN E. KANTOR (age 72) has been a director of the Company since 1982. Mr. Kantor has served as Chairman of the Board and Chief Executive Officer of the Company since January 1993. Mr. Kantor had served as Chairman of the Board, President and Chief Executive Officer of the Company since prior to 1990. Mr. Kantor has served as Chairman of the Board of the Company's wholly-owned subsidiary, National Foundation Life Insurance Company ("NFL") since prior to 1990. In April 1994, Mr. Kantor also was appointed Chairman of the Board of each of National Financial Insurance Company ("NFI") and American Insurance Company of Texas ("AICT"), the Company's newly-acquired, wholly-owned subsidiaries. Mr. Kantor may be deemed a control person of the Company by virtue of his ownership of 749,914 shares, or 12.60%, of the outstanding shares of the Company's Common Stock at April 24, 1995. This amount does not include shares held in various trusts established by Mr. Kantor for the benefit of his children and grandchildren over which he has no voting or investment power and as to which Mr. Kantor disclaims beneficial ownership. See Note (1) "Principal Stockholders".

         JOSEPH C. SIBIGTROTH (age 79) has been a director since 1984. Mr. Sibigtroth is a retired consulting actuary and had been a private consulting actuary since prior to 1990. From 1972 to 1981 he served as Senior Vice

President and Chief Actuary of New York Life Insurance Company. In the past, he has served as Chairman of both the Mortality and Morbidity Committees of the American Society of Actuaries, and as Treasurer of the New York State Guaranty Corporation.

         BARTH P. WALKER (age 80) has been a director of Westbridge since 1982. Mr. Walker has been a senior member of Walker & Walker, a law firm in Oklahoma City, Oklahoma since prior to 1990.

Directors Continuing in Office Until 1996

         MARVIN H. BERKELEY (age 72) has been a director of Westbridge since 1982. Dr. Berkeley has served as Professor of Management of the University of North Texas, Denton, Texas, since prior to 1990, and is former Dean of the College of Business Administration of the University of North Texas. Dr. Berkeley is an advisory director of Enersyst Development Center, Inc., a Director of John Watson Landscape Illumination, Inc., a Director of Irving National Bank, Irving, Texas; and is a former Governor of International Insurance Society, Inc.

         GLENN O. PHILLIPS (age 65) has been a director of Westbridge since 1987. Mr. Phillips has served as Partner with Professional Insurance Group since December 1994, and has served as a Consultant for the National Document Registry Corp. since June 1994. Mr. Phillips also served as President and Director of Financial Services of America from 1991 through 1994. Prior to 1992, Mr. Phillips was an insurance consultant, with Glenn Phillips and Associates, and from 1966 through 1987 was employed by Businessmen's Assurance Company of Kansas City, Missouri where he held the position of Vice President of Corporate Brokerage and Special Sales. Prior to that period, Mr. Phillips served as director and Executive Vice President of Certified Life Company of Shreveport, Louisiana and Vice President and Field Manager for Central Assurance Company of Columbus, Ohio.

         JAMES W. THIGPEN (age 58) has been a director of Westbridge since 1985. Mr. Thigpen has served as President and Chief Operating Officer of Westbridge since January 1993. In April 1994, Mr. Thigpen was elected a director of and was appointed President and Chief Operating Officer of each of NFI and AICT. Mr. Thigpen had served as Executive Vice President of Westbridge since prior to 1990. Mr. Thigpen has also served as a director and a President and Chief Operating Officer of NFL since prior to 1990. From March 1981 to April 1985, Mr. Thigpen was Executive Vice President-Operations of NFL. Mr. Thigpen was Senior Vice President of Operations of Lone Star Life Insurance Company for four years prior to his joining NFL in March 1981.

Directors Continuing in Office Until 1997

         ARTHUR W. FEINBERG (age 71) has been a director of Westbridge since 1985. Mr. Feinberg has served as the Chief of Geriatric Medicine of the Department of Medicine of North Shore University Hospital, Manhasset, New York since prior to 1990. Dr. Feinberg also has been, since prior to 1990, a Professor, Clinical Medicine, Cornell University Medical College. Dr. Feinberg was formerly a Regent and Chairman of the Board of Governors of the American College of Physicians.

         GEORGE M. GARFUNKEL (age 56) has been a director of Westbridge since 1994. Mr. Garfunkel is a founding partner of the Great Neck, New York law firm of Garfunkel, Wild & Travis P.C., which specializes in the representation of clients in the health care industry. He is also a director of Berkshire Taconic Community Foundation, Inc. For information relating to Mr. Garfunkel's ownership of Common Stock. See Note (2) under "Principal Stockholders".

         The Audit Committee of the Board is composed of Mr. Walker (Chairman), Dr. Berkeley, and Mr. Sibigtroth. The Audit Committee, which met twice during 1994, recommends to the Board the firm to be employed as the Company's independent accountants, reviews details of each audit engagement and audit reports, including all reports by the independent accountants regarding internal control and management reports, and reviews resolution of any material matters with respect to appropriate accounting principles and practices to be used in preparation of the Company's financial statements.

         The Board does not have an executive, compensation or nominating committee.

         The Board met four times during 1994. All of the members of the Board attended at least 75% of the aggregate of all Board meetings and all meetings of any committee of the Board on which they served during 1994.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF COMPENSATION

         The following table sets forth information on cash and other compensation paid or accrued for each of the fiscal years ended December 31, 1994, 1993 and 1992 to each of the named Executive Officers including the Chief Executive Officer, for services in all capacities to the Company and its subsidiaries.

                                        Annual Compensation
                                ------------------------------------
                                                                                         Long-Term
                                                                                        Compensa-
                                                                                        tion/Awards/
                                                                           Other        Securities      All
                                                                           Annual         Under-       Other
     Name and                                                            Compensa-        lying      Compensa-
Principal Position             Year            Salary           Bonus     sation*        Options(#)    tion**
- - --------------------------------------------------------------------------------------------------------------
        (a)                    (b)              (c)             (d)          (e)            (f)       (g)
- - --------------------------------------------------------------------------------------------------------------
Martin E. Kantor              1994            $366,923        $60,000        0                0        $2,310
Chairman of the               1993            $321,058        $40,000        0                0        $2,249
Board and Chief               1992            $305,679        $40,000        0                0        $2,119
Executive Officer

James W. Thigpen              1994            $305,869        $60,000        0                0        $2,310
President and Chief           1993            $254,916        $40,000        0           10,000        $2,249
Operating Officer             1992            $235,542        $47,500        0                0        $2,119

Michael C. Batte              1994            $193,879        $30,000        0                0        $2,310
Vice President,               1993            $157,187        $20,000        0           10,000        $2,249
Chief Financial               1992            $142,917        $23,750        0                0        $2,119
Officer and Treasurer

Michael D. Norris             1994            $117,212        $22,500        0                0        $2,114
Vice President and            1993            $ 96,317        $15,000        0           10,000        $1,859
Secretary                     1992            $ 91,731        $23,750        0                0        $1,122
- - ---------------------

* The amount of other annual compensation paid to each of the named Executive Officers during the years shown does not include perquisites and other personal benefits, if any. Such benefits totaled less than the lesser of either $50,000 or 10% of total annual salary and bonus reported for each of the Executive Officers.

** Amounts shown in column (g) represent matching contributions of the Company credited to the named Executive Officers under the Company's 401(k) plan.

        Each director of the Company who is not a salaried employee or consultant of NFL receives $2,500 per Board meeting attended. Additionally, all audit committee members who attend special audit committee meetings which do not coincide with full board meetings receive $1,000 per special audit committee meeting attended. All directors are reimbursed for their expenses incurred in attending Board meetings. Dr. Berkeley received $1,750 in consultation fees from NFL in 1994. Dr. Feinberg received $6,000 in consultation fees from the Company during 1994.

        Each non-employee director is also entitled to receive automatic, non-discretionary and fixed annual grants of stock options under the 1992 Stock Option Plan, as amended (the "Plan"). Pursuant to the Plan, a stock option to acquire 5,000 shares of Common Stock was granted to each non-employee director serving as a member of the Board on January 14, 1993. Thereafter, a stock option to acquire 1,000 shares of Common Stock will automatically be granted each succeeding year (immediately following the Company's annual meeting of stockholders) to each non-employee director serving as a Board member at such time. Additionally, each non-employee Board member, upon becoming a director of the Company for the first time, will be entitled to receive a stock option to 5,000 shares of Common Stock. The option price per share is the average of the mean high and low trading prices for the Common Stock for the fifth through the ninth trading day following the relevant grant date. Each option becomes exercisable on the first anniversary of the date of grant and may thereafter be exercised in whole or in part during the term of the option by payment of the full option price for the number of underlying shares to be acquired upon any such exercise. Each option will expire seven years after the date on which the option is granted, subject to earlier termination upon an optionee's termination of service as a director, other than as a result of retirement, death or disability. During 1994, each non-employee director of the Company received an option to acquire 1,000 shares of Common Stock pursuant to the Plan, except Mr. Garfunkel who joined the Board in 1994, received an option to acquire 5,000 shares of Common Stock pursuant to the Plan.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

        There were no options granted in the last fiscal year to the named Executive Officers.

        The following table sets forth information as to the named Executive Officers, the exercise of stock options during the last fiscal year and the values of unexercised options as of the end of the last fiscal year under the Company's employee stock option plans:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                               Number of
                                                                              Securities       Value of
                                                                              Underlying      Unexercised
                                          Shares                             Unexercised      In-The-Money
                                         Acquired                             Options at       Options at
Name and Principal                           On               Value            Year-End         Year-End
     Position                             Exercise          Realized         (Exercisable/    (Exercisable/
                                                                             Unexercisable)   Unexercisable)
- - ------------------------------------------------------------------------------------------------------------
       (a)                                  (b)               (c)               (d)                 (e)
- - ------------------------------------------------------------------------------------------------------------
Martin E. Kantor                                 -                 -                 -                     -
Chairman of the Board
and Chief Executive Officer

James W. Thigpen                            82,528          $550,742          47,000/0            $225,450/0
President and Chief
Operating Officer

Michael C. Batte                            10,500          $ 53,625          59,500/0            $292,950/0
Vice President, Chief
Financial Officer and
Treasurer

Michael D. Norris                           20,000          $140,000          32,564/0            $146,052/0
Vice President and
Secretary


        The values listed in columns (c) and (e) represent the difference between the fair market value of the Company's Common Stock and the exercise price of the options at exercise and December 31, 1994, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's Board does not have a Compensation Committee or other board committee performing equivalent functions. Mr. Kantor, who served as Chairman of the Board and Chief Executive Officer of the Company during 1994, and Mr. Thigpen, who served as President and Chief Operating Officer of the Company during 1994, participated in deliberations of the Board during 1994 concerning executive officer compensation.

CERTAIN TRANSACTIONS

        As of December 31, 1994, James W. Thigpen was indebted to the Company in the aggregate amount of $124,500. Such indebtedness is in the form of interest-free salary advances, the most recent of which occurred on April 1, 1991, in the amount of $70,000. Since January 1, 1993, the largest aggregate amount of indebtedness was $124,500. Mr. Thigpen has agreed to repay the full amount of this indebtedness on or prior to December 31, 1999, and has further agreed to make an initial payment during 1995 of not less than $20,000.

                      REPORT OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

        As discussed above, the Board does not have a compensation committee. The Board is responsible for approving and administering the Company's compensation policies for Executive Officers and for approving the compensation of the Chief Executive Officer. The following report was prepared by the Board after its meeting of March 9, 1995.

EXECUTIVE COMPENSATION POLICIES

        The Company's executive compensation policy is designed to attract and retain executives and motivate them through a combination of cash and stock-based compensation. The components of executive compensation are as follows:

BASE SALARY - Cash salary is the primary element of executive compensation. The Chief Executive Officer and the Chief Operating Officer make salary recommendations (including recommendations for their own salaries), which are based upon their subjective assessment of the nature of the position, contribution, experience and Company tenure of the Executive Officer. The recommendations are reviewed with the Board which is responsible for approving or disapproving those recommendations.

BONUS - In 1982, the Board established a cash bonus plan for certain key officers and employees. Although cash bonuses are granted on a discretionary basis primarily to reward individual contribution and thus are not necessarily tied to any particular measure or level of corporate performance, such bonuses have generally been awarded more liberally following years in which the Company has achieved earnings and revenue growth. For 1994, cash bonuses were based upon the successful completion during 1994 of the acquisition of NFI and AICT, and the successful integration of their operations into the Company's operations. The Chief Executive Officer and the Chief Operating Officer make bonus recommendations based upon their subjective evaluation of each officer's direct contribution to Company performance. The recommendations are reviewed with the Board which is responsible for approving or disapproving those recommendations.

STOCK OPTIONS - Executive Officers are eligible to receive periodic grants of non-qualified stock options under the Company's 1992 Stock Option Plan. The awards are intended to retain and motivate Executive Officers to achieve superior market performance of the Company's stock. During 1994 the Board did not grant stock options to Executive Officers.

OTHER BENEFIT PLANS - The Company has adopted a broad package of employee benefit plans in which Executive Officers are permitted to participate on the same terms as other eligible employees of the Company. In addition to group life and health insurance plans, the Company has adopted a 401(k) plan under which the Company provides matching contributions, all of which is invested in Common Stock.

SECTION 162(M) OF THE INTERNAL REVENUE CODE - The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Internal Revenue Code and does not anticipate doing so in the foreseeable future. In the event that the Company determines to award compensation in an amount in excess of the amount which may be deducted under Section 162(m), the Company will determine whether it will conform its compensation to comply with such provision.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

   In approving Martin E. Kantor's 1994 cash salary, the Board considered that 1993 net income increased substantially, and total revenues increased for the forth straight year. Mr. Kantor's 1994 bonus was based upon the successful completion during 1994 of the acquisition of NFI and AICT and the successful integration of their operations into the Company's operations. Net income for 1993 doubled when compared to 1992 net income, excluding the cumulative effect of an accounting change. Mr. Kantor has not participated in either the Company's 1985 Stock Option Plan or the 1992 Stock Option Plan.

                 Submitted By the Board of Directors
                 -----------------------------------
                 Marvin H. Berkeley                         Glenn O. Phillips
                 Arthur W. Feinberg                         Joseph C. Sibigtroth
                 George M. Garfunkel                        James W. Thigpen
                 Martin E. Kantor                           Barth P. Walker


                               PERFORMANCE GRAPH

        The following line graph demonstrates the performance of the cumulative total return to the holders of the Common Stock during the previous five years in comparison to the cumulative total return on the Russell 2000 Index and with certain peer issuers of the Company. The Peer Group referenced in the line graph includes: AFLAC, Inc.; Aon Corporation; Providian Corp. (formerly Capital Holding Corp.); Pioneer Financial Services, Inc. and Provident Life & Accident Insurance Company.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
               WESTBRIDGE CAPITAL CORP., RUSSELL 2000, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/94)

                                    [GRAPH]


                                  1989             1990            1991            1992            1993           1994
- - ------------------------------------------------------------------------------------------------------------------------
  WBC                            $100.00          $68.75           $62.50         $287.50         $331.25        $368.75
  RUSSELL 2000                   $100.00          $80.49          $117.56         $139.21         $165.52        $162.24
  Peer Group                     $100.00          $84.50          $122.80         $151.96         $155.41        $149.32
- - ------------------------------------------------------------------------------------------------------------------------

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in WBC Common Stock, Russell 2000 Index and Peer Group.

* Cumulative total return assumes reinvestment of dividends.

                                                       Source:  Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth as of April 24, 1995 (except for 401(k) shares, see "Other Benefit Plans" under the heading "Report of the Board of Directors on Executive Compensation", owned by Messrs. Batte, Kantor, Norris and Thigpen, which are as of November 30, 1994), the number and percentage of shares of Common Stock owned by the directors of the Company and all nominees as directors, each of the named Executive Officers named in the table under "Summary of Compensation" and all Executive Officers and directors as a group. To the Company's knowledge, the persons listed below each have sole voting and investment power as to all shares indicated as owned by them.

                                                         Number of
Name                                                   Shares Owned     Percent
- - ----                                                   ------------     -------
Michael C. Batte (i) (ii).........................        105,781          1.76
Marvin H. Berkeley (i)............................         17,200           *
Arthur W. Feinberg (i)............................         18,098           *
George M. Garfunkel (iii).........................        426,960          7.17
Martin E. Kantor (ii) (iv)........................        749,914         12.60
Michael D. Norris (i) (ii)........................         48,822           *
Glenn O. Phillips (i).............................          7,000           *
Joseph C. Sibigtroth (i)..........................          7,000           *
James W. Thigpen (i) (ii).........................        159,403          2.66
Barth P. Walker (i) (v)...........................         18,379           *
All Executive Officers and directors
  as a group (14) (vi)............................      1,726,224         27.73

- - ------------------
*        Less than 1%

(i) The number of shares owned by Messrs. Batte, Berkeley, Feinberg, Garfunkel, Norris, Phillips, Sibigtroth, Thigpen, and Walker, includes 59,500, 6,000, 6,000, 5,000, 32,564, 6,000, 6,000, 47,000 and 6,000
         shares, respectively, subject to stock options granted and exercisable within sixty (60) days under the Company's stock option plans.

(ii) The number of shares owned by Messrs. Batte, Kantor, Norris and Thigpen, includes 4,170, 5,544, 2,436, and 5,816 shares, respectively, which are owned through participation in the Company's 40l(k) plan.

(iii)    See Note (2) under "Principal Stockholders."

(iv)     See Note (1) under "Principal Stockholders."

(v) Does not include 102,015 shares (1.71%) held in trusts established by Mr. Walker for the benefit of his grandchildren or 102,446 shares (1.72%) owned by Mr. Walker's wife over which he has no voting or investment power and as to which Mr. Walker disclaims beneficial ownership.

(vi) The number of shares owned by all Executive Officers and directors includes 274,294 shares (4.41%) subject to employee stock options granted and exercisable within sixty (60) days to all Executive Officers and directors under the Company's stock option plans, and 28,562 shares (0.48%) owned through participation in the Company's 401(k) plan.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, required the Company's directors and Executive Officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange, reports of ownership and changes in ownership of the Common Stock. Directors, Executive Officers and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 1994, all filing requirements applicable to its directors, Executive Officers and greater-than-10% stockholders were complied with.


              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board has selected the firm of Price Waterhouse LLP as the independent accountants of the Company for the fiscal year ending December 31, 1995. Price Waterhouse LLP has acted for the Company in such capacity since the Company's incorporation in 1982 and previously for NFL. The Board proposes that the stockholders ratify such selection at the Meeting.

         If the stockholders do not ratify the selection of Price Waterhouse LLP by the affirmative vote of a majority of the votes cast at the Meeting on this proposal, the selection of independent accountants will be reconsidered by the Board.

         Representatives of Price Waterhouse LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

                           PROPOSALS OF STOCKHOLDERS

         Proposals that stockholders wish to include in the Company's proxy materials relating to the 1996 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 29, 1995.

         The By-Laws provide that proposals of stockholders to be included in the Company's proxy materials relating to the 1996 Annual Meeting of Stockholders may be presented at the 1996 Annual Meeting of Stockholders only if the Secretary of the Company has been notified of the nature of the proposal and is provided certain additional information not less than seventy (70) days nor more than ninety (90) days before the first anniversary of the 1995 Annual Meeting of Stockholders and the proposal is a proper one for stockholder action.

         The By-Laws also require that notice of nominations of persons for election to the Board at the 1996 Annual Meeting of Stockholders, other than those made by or at the direction of the Board, must be received by the Secretary of the Company not less than seventy (70) days nor more than ninety
(90) days before the first anniversary of the 1995 Annual Meeting of Stockholders. The notice must present certain information concerning the nominees and the stockholder making the nominations, as set forth in the By-Laws. The Secretary of the Company also must receive a statement of any such nominee's consent to serve if elected.

                                 OTHER MATTERS

         The Board does not intend to present any matter for action at the Meeting other than the matters referred to in the accompanying Notice, and knows of no other matter to be presented that is a proper subject for action by the stock-holders at the Meeting. However, if any other matter should properly come before the Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy, in accordance with the best judgment of the person acting under the proxy.

         A form of proxy is enclosed for your use. Please date, sign, and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated.


                                        By order of the Board of Directors,


                                          /s/ Michael D. Norris
                                        -------------------------

                                        Michael D. Norris
                                        Vice President and Secretary

                                  PROXY 1995

[LOGO]

                     PROXY SOLICITED BY BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS, June 22, 1995. The undersigned appoints MARTIN E. KANTOR, JAMES W. THIGPEN and BARTH P. WALKER, or any of them, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of the Stockholders of Westbridge Capital Corp. to be held at the Radisson Plaza Hotel, 815 Main Street, Fort Worth, Texas, on Thursday, June 22, 1995 at 10:00 A.M., Fort Worth time, and all adjournments thereof.

1. ELECTION OF DIRECTORS     FOR all nominees listed below  / /     WITHHOLD AUTHORITY  / /
                             (except as mandated below)             to vote for all nominees listed below

           Martin E. Kantor, Joseph C. Sibigtroth, Barth P. Walker

   INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.

- - --------------------------------------------------------------------------------

2. APPROVAL OF SELECTION OF INDEPENDENT ACCOUNTANTS

   FOR   / /    or      AGAINST   / /    or       ABSTAIN   / /

3. TO ACT IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY COME BEFORE SAID MEETING.

                           ***********************

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE SAID SHARES AND HEREBY RATIFIES ALL THAT SAID PROXIES MAY DO AT THE MEETING OR AT ANY ADJOURNMENT THEREOF.

PLEASE INDICATE ON THIS CARD HOW YOUR STOCK IS TO BE VOTED.
IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THE REVERSE SIDE OF THIS CARD.
RECEIPT OF NOTICE OF THE MEETING AND OF THE PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

                      Dated: _____________________________________________, 1995
                      __________________________________________________________
                      __________________________________________________________
                      __________________________________________________________
                      SIGNATURE OF STOCKHOLDERS(S)
                      should conform to the name(s) stenciled hereon.
                      If more than one name appears, all must sign.

                      __________________________________________________________
                      (If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.)